As filed with the Securities and Exchange Commission on June 17, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VITESSE SEMICONDUCTOR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	77-0138960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

741 Calle Plano Camarillo, California 93012	98101
(Address of Principal Executive Offices)	(Zip Code)

VITESSE SEMICONDUCTOR CORPORATION

2010 INCENTIVE PLAN

(Full title of the plan)

Richard C. Yonker

Chief Financial Officer

Vitesse Semiconductor Corporation

741 Calle Plano

Camarillo, California 93012

(Name and address of agent for service)

(805) 388-3700

(Telephone number, including area code, of agent for service)

Copy to:

Danielle Benderly

Perkins Coie LLP

1120 NW Couch Street, Tenth Floor

Portland, Oregon 97209

(503) 727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value, including any associated preferred stock purchase rights, under the Vitesse Semiconductor Corporation 2010 Incentive Plan	50,000,000 Shares	$0.32	$16,000,000.00	$1,140.80

(1)

Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares issued pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share is estimated to be $0.32 based on the average of the bid and asked price for the Registrant’s Common Stock as reported on the over-the-counter Pink OTC Markets quotation service on June 15, 2010.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(1)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, filed on December 14, 2010, as amended January 28, 2010, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(2)                                  The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2009 and March 31, 2010, filed on February 9, 2010 and May 17, 2010, respectively;

(3)                                  The Registrant’s Current Reports on Form 8-K filed on October 6, 2009 (except with respect to Item 7.01 and the related exhibit), October 14, 2009 (except with respect to Item 7.01 and the related exhibit), October 16, 2009, October 20, 2009 (except with respect to Item 7.01 and the related exhibit), October 28, 2009, October 30, 2009 (except with respect to Item 7.01 and the related exhibit), January 13, 2010, February 3, 2010, February 9, 2010, February 16, 2010, May 7, 2010 and May 17, 2010; and

(4)                                  The description of the Registrant’s Common Stock, par value $0.01 per share, contained in its registration statements on Form 8-A filed with the Commission on November 12, 1991, and March 5, 2003, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.           DESCRIPTION OF SECURITIES

Not applicable.

Item 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with the respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 9 of the Registrant’s Amended and Restated Certificate of Incorporation, and Article 6 of the Registrant’s Bylaws provide, in general, for mandatory indemnification of directors and officers to the extent permitted by law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Registrant itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or of a knowing violation of the criminal law.

Item 7.           EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.           EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of BDO Seidman, LLP

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1

Vitesse Semiconductor Corporation 2010 Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A for to the 2010 Annual Meeting of Stockholders filed on March 31, 2010 (File No. 001-31614))

Item 9.           UNDERTAKINGS

A.                                   The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)                                              To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b)                                             To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)                                              To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on June 17, 2010.

Vitesse Semiconductor Corporation

/s/ Christopher R. Gardner
By:	Christopher R. Gardner
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below authorizes Christopher R. Gardner and Richard C. Yonker, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on June 17, 2010.

Signature	Title

/s/ Christopher R. Gardner	President, Chief Executive Officer and Director
Christopher R. Gardner	(Principal Executive Officer)

/s/ Richard C. Yonker	Chief Financial Officer
Richard C. Yonker	(Principal Financial and Accounting Officer)

/s/ Edward Rogas, Jr.	Director
Edward Rogas, Jr.

/s/ G. Grant Lyon	Director
G. Grant Lyon

/s/ Steven P. Hanson	Director
Steven P. Hanson

/s/ James H. Hugar	Director
James H. Hugar

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1

Vitesse Semiconductor Corporation 2010 Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A for to the 2010 Annual Meeting of Stockholders filed on March 31, 2010 (File No. 001-31614))